Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $420,000 OR $0.17 PER DILUTED SHARE
FOR THE SECOND FISCAL QUARTER OF 2017

Lacey, WA (January 26, 2017) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported second quarter earnings for the fiscal year ending June 30, 2017. For the quarter ended December 31, 2016, the Company reported net income of $420,000 or $0.17 per diluted share, compared to a net loss of $286,000 or $0.12 per diluted share for the quarter ended December 31, 2015.  For the six months ended December 31, 2016, the Company reported net income of $993,000 or $0.41 per diluted share, compared to net income of $59,000 or $0.02 per diluted share for the same period last year.

"I am pleased with our continued loan growth of $3.1 million or 0.89% for the quarter; additionally we have maintained a strong net interest margin at 4.16%," stated Jerald L. Shaw, President and Chief Executive Officer.  While our efficiency ratio increased from September 30, 2016 we continue to focus on increasing our income and reducing expenses, which we believe will improve our efficiency ratio over time," stated Mr. Shaw.

Fiscal Second Quarter Highlights

•	Loans receivable, net, increased $6.8 million, or 2.0%, to $354.1 million at December 31, 2016 from $347.4 million at June 30, 2016;
•	Deposits increased $26.7 million, or 8.9%, to $327.6 million at December 31, 2016 from $300.9 million at June 30, 2016;
•
Net interest income before provision for loan losses increased $612,000, or 17.5%, to $4.1 million for the quarter ended December 31, 2016 compared to $3.5 million for the quarter ended December 31, 2015;

•	Net interest margin ("NIM") remained strong at 4.16% for the quarter ended December 31, 2016 compared to 4.08% for the quarter ended December 31, 2015;
•	Efficiency ratio improved to 86.6% for the quarter ended December 31, 2016 compared to 107.1% for the quarter ended December 31, 2015; and
•	Book value per share at December 31, 2016 increased to $25.58 from $25.12 at June 30, 2016.

Balance Sheet Review

Total assets increased by $9.4 million, or 2.2%, to $440.9 million at December 31, 2016 from $431.5 million at June 30, 2016. Cash and cash equivalents increased by $6.5 million, or 78.1%, to $14.8 million at December 31, 2016, from $8.3 million at June 30, 2016 due to an increase in deposits. Securities available-for-sale and held-to-maturity decreased $1.8 million, or 7.6%, and $694,000 or 11.0%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $6.8 million, or 2.0%, to $354.1 million at December 31, 2016 from $347.4 million at June 30, 2016 as a result of an increase in construction lending. Construction loans increased $22.3 million, or 102.2%, to $44.1 million at December 31, 2016 from $21.8 million at June 30, 2016.  There was $58.2 million in undisbursed construction loan commitments at December 31, 2016. Our construction loans consisted primarily of land development loans and loans for the construction of multi-family and hospitality properties.  Land loans increased $528,000, or 7.7%, to $7.4 million at December 31, 2016 from $6.8 million at June 30, 2016.  Commercial real estate loans decreased $10.0 million, or 6.7%, to $139.5 million at December 31, 2016 from $149.5 million at June 30, 2016.  This decrease was partially due to the repayment of a $4.2 million commercial real estate loan secured by a hotel and the sale during the first quarter of a $4.0 million participation interest in a commercial real estate loan which is secured by a parking structure.  Commercial business loans decreased $2.0 million, or 5.4%, to $34.8 million at December 31, 2016 from $36.8 million at June 30, 2016. Multi-family loans decreased $1.6 million, or 3.1%, to $52.1 million at December 31, 2016 from $53.7 million at June 30, 2016.  One-to-four family loans decreased $1.0

Anchor Bancorp
January 26, 2017

million, or 1.7%, to $60.2 million at December 31, 2016 from $61.2 million at June 30, 2016. Consumer loans decreased $977,000, or 4.4%, to $21.1 million at December 31, 2016 from $22.1 million at June 30, 2016.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2016	June 30, 2016	December 31, 2015
	(In thousands)
Real estate:
One-to-four family	$60,191	$61,230	$63,479
Multi-family	52,099	53,742	54,996
Commercial	139,529	149,527	131,271
Construction	44,057	21,793	11,111
Land loans	7,367	6,839	5,087
Total real estate	303,243	293,131	265,944

Consumer:
Home equity	15,949	16,599	17,147
Credit cards	2,731	2,969	3,059
Automobile	650	597	589
Other consumer	1,791	1,933	2,204
Total consumer	21,121	22,098	22,999

Business:
Commercial business	34,850	36,848	27,675

Total Loans	359,214	352,077	316,618

Less:
Deferred loan fees and loan premiums, net	1,226	947	1,220
Allowance for loan losses	3,861	3,779	3,879
Loans receivable, net	$354,127	$347,351	$311,519

Total liabilities increased $8.5 million between December 31, 2016 and June 30, 2016, primarily as the result of a $26.7 million increase in deposits consisting primarily of an increase in money market accounts, partially offset by the repayment of $19.5 million of FHLB advances during the quarter ended December 31, 2016.  The increase in money market accounts was the result of the Bank's deposit marketing campaign; as well as other deposit gathering activities.

Anchor Bancorp
January 26, 2017

Deposits consisted of the following at the dates indicated:

	December 31, 2016		June 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$50,546	15.4%	$50,781	16.8%	$48,880	16.1%
Interest-bearing demand deposits	29,505	9.0	27,419	9.1	25,184	8.3
Money market accounts	89,969	27.5	59,270	19.7	60,732	20.1
Savings deposits	43,890	13.4	44,986	15.0	44,673	14.8
Certificates of deposit	113,686	34.7	118,438	39.4	123,261	40.7
Total deposits	$327,596	100.0%	$300,894	100.0%	$302,730	100.0%

Total stockholders' equity increased $886,000, or 1.4%, to $64.1 million at December 31, 2016 from $63.2 million at June 30, 2016 primarily due to net income of $993,000.  This increase was partially offset as the accumulated other comprehensive loss increased $280,000 to $829,000 as a result of unrealized valuation changes on investments available-for-sale.

Credit Quality

Total delinquent loans (past due 30 days or more), increased $444,000 to $3.7 million at December 31, 2016 from $3.3 million at June 30, 2016. The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans increased to 0.8% at December 31, 2016 from 0.6% at June 30, 2016. The Company recorded a $75,000 provision for loan losses for the quarter ended December 31, 2016 compared to a $70,000 provision for the quarter ended December 31, 2015 primarily as a result of an increase in our loan portfolio. The allowance for loan losses of $3.9 million at December 31, 2016 represented 1.1% of loans receivable and 139.1% of nonperforming loans. This compares to an allowance of $3.8 million at June 30, 2016, representing 1.1% of loans receivable and 191.6% of nonperforming loans.

Nonperforming loans increased to $2.8 million at December 31, 2016, from $2.0 million at June 30, 2016, and were $2.7 million at December 31, 2015.  Nonperforming loans consisted of the following at the dates indicated:

	December 31, 2016	June 30, 2016	December 31, 2015

	(In thousands)
Real estate:
One-to-four family	$2,421	$1,539	$1,965
Commercial	201	319	—
Total real estate	2,622	1,858	1,965
Consumer:
Home equity	68	16	16
Credit cards	—	—	18
Other	—	1	29
Total consumer	68	17	63
Business:
Commercial business	85	97	681
Total	$2,775	$1,972	$2,709

Anchor Bancorp
January 26, 2017

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of December 31, 2016, June 30, 2016, and December 31, 2015, there were 34, 37, and 39 loans, respectively, with aggregate net principal balances of $5.9 million, $8.8 million, and $9.1 million, respectively, classified as "troubled debt restructurings," of which, $862,000, $884,000, and $1.5 million, respectively, were included in the nonperforming loans above.  At December 31, 2016 the Company had real estate owned ("REO") with a book value of $103,000 compared to $373,000 at June 30, 2016.

Capital

As of December 31, 2016, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.3%, 14.2%, 14.2% and 15.2% respectively.  As of December 31, 2015, the Bank's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 14.3%, 16.0%, 16.0%, and 17.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.3%, 15.2%, 15.2% and 16.2% as of December 31, 2016.  As of December 31, 2015, the Company's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 15.8%, 17.7%, 17.7% and 18.8%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $612,000, or 17.5%, to $4.1 million for the quarter ended December 31, 2016 compared to $3.5 million for the same period last year primarily due to the increase in average loans receivable.  Average loans receivable, net, for the quarter ended December 31, 2016 increased $69.0 million, or 23.8%, to $359.0 million compared to $290.0 million for the quarter ended December 31, 2015.

The Company's net interest margin increased eight basis points to 4.16% for the quarter ended December 31, 2016 compared to 4.08% for the quarter ended December 31, 2015.  The yield on average loan receivable, net, decreased 27 basis points to 5.28% for the quarter ended December 31, 2016 compared to 5.55% for the same period of the prior year.  The yield on mortgage-backed securities increased to 1.98% from 1.94% for the same period in the prior year. The average yield on interest-earning assets increased six basis points to 4.96% from 4.90% for the quarters ended December 31, 2016 and 2015. The average cost of total deposits decreased five basis points to 0.99% for the quarter ended December 31, 2016 compared to 1.04% for the same period in the prior year.  The average cost of interest-bearing liabilities decreased four basis points to 1.00% for the quarter ended December 31, 2016 compared to 1.04% for the same period in the prior year.  The average yield on interest-earning assets increased one basis point to 4.95% for the six months ended December 31, 2016 compared to 4.94% for the same period in the prior year. The average cost of interest-bearing liabilities decreased four basis points to 1.00% for the six months ended December 31, 2016 compared to 1.04% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $75,000 provision for loan losses was required for the quarter ended December 31, 2016 compared to a $70,000 for the quarter ended December 31, 2015, primarily reflecting our recent loan growth. Provision for loan losses for the six months ended December 31, 2016 was $150,000 compared to $90,000 for the same period last year.

Noninterest income. Noninterest income decreased $177,000, or 15.2%, to $986,000 for the quarter ended December 31, 2016 compared to $1.2 million for the same quarter a year ago. The decrease in noninterest income was primarily attributable to the $146,000, or 54.3% decrease in other income in the quarter ended December 31, 2016 to $123,000 compared to $269,000 for the same quarter a year ago primarily due to a decrease in prepayment penalties on multi-family loans.  In addition, gain on sale of loans decreased $68,000, or 101.5%, to a loss of $1,000 primarily due to a shift in interest rates in the secondary loan market. These decreases were partially offset by an increase of $23,000, or 12.5%, to $207,000 for other loan fees.  Noninterest income decreased $64,000, or 2.9%, to $2.1 million during the six months ended December 31, 2016 compared to $2.2 million for the same period in 2015.

Noninterest expense. Noninterest expense decreased $581,000, or 11.6%, to $4.4 million for the quarter ended December 31, 2016 from $5.0 million for the quarter ended December 31, 2015.  The decrease in noninterest expense was primarily due to a $519,000, or 18.4%, decrease in compensation and benefits expense primarily due to a $653,000 reduction in stock-based compensation related to the Anchor Bancorp 2015 Equity Plan. General and administrative expenses were $833,000 for the quarter ended December 31, 2016, a decrease of $161,000, or 16.2%, compared to the same period in the previous year

Anchor Bancorp
January 26, 2017

primarily resulting from the absence of proxy contest costs of $195,000 for the quarter ended December 31, 2015. These decreases were partially offset by an increase of $125,000, or 30.1%, for information technology expense to $540,000 for the quarter ended December 31, 2016 from $415,000 for the quarter ended December 31, 2015 primarily due the purchase of new loan production software. Noninterest expense decreased $311,000, or 3.4%, to $8.7 million during the six months ended December 31, 2016 compared to $9.1 million for the same period in 2015.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
January 26, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	December 31, 2016	June 30, 2016
ASSETS
Cash and cash equivalents	$14,816	$8,320
Securities available-for-sale, at fair value	21,863	23,665
Securities held-to-maturity, at amortized cost	5,597	6,291
Loans held for sale	1,991	1,864
Loans receivable, net of allowance for loan losses of $3,861 and $3,779	354,127	347,351
Bank owned life insurance investment, net of surrender charges	19,777	19,515
Accrued interest receivable	1,240	1,182
Real estate owned, net	103	373
Federal Home Loan Bank (FHLB) stock, at cost	2,179	2,959
Property, premises and equipment, net	9,705	10,001
Deferred tax asset, net	8,634	8,870
Prepaid expenses and other assets	879	1,113
Total assets	$440,911	$431,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$50,546	$50,781
Interest-bearing	277,050	250,113
Total deposits	327,596	300,894

FHLB advances	42,500	62,000
Advance payments by borrowers for taxes and insurance	1,229	1,114
Supplemental Executive Retirement Plan liability	1,697	1,691
Accounts payable and other liabilities	3,807	2,609
Total liabilities	376,829	368,308

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,504,740 issued and outstanding at December 31, 2016 and 2,515,803 issued and outstanding at June 30, 2016	25	25
Additional paid-in capital	22,298	22,157
Retained earnings	43,228	42,235
Unearned Employee Stock Ownership Plan (ESOP) shares	(640)	(672)
Accumulated other comprehensive loss, net of tax	(829)	(549)
Total stockholders' equity	64,082	63,196
Total liabilities and stockholders' equity	$440,911	$431,504

Anchor Bancorp
January 26, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Interest income:
Loans receivable, including fees	$4,742	$4,024	$9,394	$8,042
Securities	30	21	53	37
Mortgage-backed securities	140	164	307	345
Total interest income	4,912	4,209	9,754	8,424
Interest expense:
Deposits	659	671	1,279	1,341
FHLB advances	135	32	285	62
Total interest expense	794	703	1,564	1,403
Net interest income before provision for loan losses	4,118	3,506	8,190	7,021
Provision for loan losses	75	70	150	90
Net interest income after provision for loan losses	4,043	3,436	8,040	6,931
Noninterest income:
Deposit service fees	348	331	696	703
Other deposit fees	179	180	373	358
Other loan fees	207	184	442	328
(Loss) gain on sale of loans	(1)	67	100	128
Bank owned life insurance investment	130	132	262	289
Other income	123	269	270	401
Total noninterest income	986	1,163	2,143	2,207
Noninterest expense:
Compensation and benefits	2,296	2,815	4,606	4,835
General and administrative expenses	833	994	1,569	1,728
Real estate owned holding costs	19	16	37	65
Federal Deposit Insurance Corporation insurance premiums	24	64	92	133
Information technology	540	415	1,025	857
Occupancy and equipment	441	449	948	939
Deposit services	128	122	240	235
Marketing	167	130	267	255
Loss on sale of property, premises and equipment	—	1	—	4
(Gain) loss on sale of real estate owned	(27)	(4)	(40)	4
Total noninterest expense	4,421	5,002	8,744	9,055
Income before provision for income taxes	608	(403)	1,439	83
Provision for income taxes	188	(117)	446	24
Net income (loss)	$420	$(286)	$993	$59
Basic earnings (loss) per share	$0.17	$(0.12)	$0.41	$0.02
Diluted earnings (loss) per share	$0.17	$(0.12)	$0.41	$0.02
Weighted average number of basic shares outstanding	2,404,292	2,436,650	2,396,421	2,454,097
Weighted average number of diluted shares outstanding	2,424,976	2,437,729	2,417,617	2,455,176

Anchor Bancorp
January 26, 2017

	As of or For the Quarter Ended (unaudited)
	December 31, 2016	September 30, 2016	June 30, 2016	December 31, 2015
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.39%	0.54%	0.32%	(0.31)%
Return (loss) on average equity (2)	2.85	3.88	2.31	(2.01)
Average equity-to-average assets (3)	13.76	13.95	14.07	15.17
Interest rate spread(4)	3.95	3.95	3.94	3.86
Net interest margin (5)	4.16	4.16	4.14	4.08
Efficiency ratio (6)	86.6	82.7	89.9	107.1
Average interest-earning assets to average interest-bearing liabilities	125.4	126.5	126.0	126.8
Other operating expenses as a percent of average total assets	4.1%	4.1%	4.4%	5.3%
Book value per common share	$25.58	$25.46	$25.12	$25.86
Tangible book value per common share (7)	$25.50	$25.37	$25.04	$25.76

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.3%	13.3%	13.5%	14.3%
Common equity tier 1 capital	14.2	14.3	14.7	16.0
Tier 1 risk-based	14.2	14.3	14.7	16.0
Total risk-based	15.2	15.3	15.7	17.2

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.8%	0.7%	0.6%	0.9%
Allowance for loan losses as a percent of total loans	1.1	1.1	1.1	1.2
Allowance as a percent of total nonperforming loans	139.1	157.9	191.6	143.2
Nonperforming assets as a percent of total assets	0.7	0.6	0.6	8.0
Net charge-offs (recoveries) to average outstanding loans	0.10%	0.01%	0.11%	(0.04)%
Classified loans	$3,115	$3,185	$2,773	$3,321
_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
January 26, 2017

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2016	September 30, 2016	June 30, 2016	December 31, 2015
	(In thousands)

Stockholders' equity	$64,082	$63,778	$63,196	$63,285
Less: intangible assets	213	216	206	242
Tangible common stockholders' equity	$63,869	$63,562	$62,990	$63,043

Total assets	$440,911	$435,963	$431,504	$399,421
Less: intangible assets	213	216	206	242
Tangible assets	$440,698	$435,747	$431,298	$399,179

Tangible common stockholders' equity	$63,869	$63,562	$62,990	$63,043
Common shares outstanding at end of period	2,504.74	2,505,219	2,515,803	2,447,314
Common stockholders' equity (book value) per share (GAAP)	$25.58	$25.46	$25.12	$25.86
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$25.50	$25.37	$25.04	$25.76